Exhibit 99.1

Parsons Delivers Strong First Quarter 2020 Revenue Growth

Q1 2020 Financial Highlights:

•	Revenue increases 7% year-over-year to $971 million
•	Strong revenue growth driven by Federal Solutions growth of 13%, including organic growth of 11%
•	Net income increases 33% to $13 million and net income margin increases to 1.3%
•	Adjusted EBITDA decreases 16% to $60 million and adjusted EBITDA margin decreases to 6.2%
•	Q1 2020 book-to-bill ratio of 1.0x, driven by Federal Solutions book-to-bill ratio of 1.3x
•	Reiterates fiscal year 2020 guidance

Recent Strategic Highlights:

•	Launched DetectWiseTM, a touchless, biometric sensing product suite
•	Recognized as one of the World's Most Ethical Companies for the 11th consecutive year
•	Named to the CIO 100 list of the world's most innovative companies
•	Published 2020 CSR report highlighting quest to Deliver a Better World

CENTREVILLE, VA – May 6, 2020, Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2020.

CEO Commentary

“I would like to send our deepest sympathies to all who have been affected by the COVID-19 pandemic. These are challenging times for everyone, and we will continue to put the safety and well-being of our employees, customers and partners first,” said Chuck Harrington, Chairman and CEO of Parsons Corporation. “In what was an unprecedented first quarter, we delivered strong organic revenue growth and achieved profitability results that exceeded our internal plan. We continue to win high-end work in our Federal Solutions market and delivered revenue growth in our Critical Infrastructure segment. Our strong balance sheet, low leverage, more than $400 million of undrawn revolver capacity, and our deep backlog positions us well to weather COVID-19 uncertainties.”

First Quarter 2020 Results

Total revenue for the first quarter of 2020 increased 7% to $971 million. This increase was primarily driven by organic revenue growth of 11% in the Federal Solutions segment, along with 2.5% organic growth in the Critical Infrastructure segment. Operating income increased 3% to $24 million primarily due to organic revenue growth. Net income increased 33% over the prior year period to $13 million, and net income margin increased to 1.3%. Diluted earnings per share (EPS) attributable to Parsons was $0.13 in the first quarter of 2020 compared to $0.12 in the first quarter of 2019.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2020 was $60 million, a 16% decrease from the strong prior year period. Adjusted EBITDA margin decreased to 6.2%.

Adjusted EPS decreased to $0.33, compared to $0.62 in the first quarter of 2019.

Information about the Company's use of non-GAAP financial information is provided on page ten and in the non-GAAP reconciliation tables included herein.

Segment Results

Federal Solutions Segment

	Three Months Ended		Growth
	March 31, 2020	March 31, 2019	Dollars/ Percent	Percent
Revenue	$477,571	$422,812	$54,759	13%
Adjusted EBITDA	$31,709	$40,725	$(9,016)	-22%
Adjusted EBITDA margin	6.6%	9.6%	-3.0%	-31%

First quarter 2020 revenue increased $55 million, or 13%, compared to the prior year period. The increase was driven by organic growth of 11% and $6 million from acquisitions.

First quarter 2020 Federal Solutions Adjusted EBITDA including noncontrolling interests decreased by $9 million, or 22%, compared to the prior year period. Adjusted EBITDA margin decreased to 6.6%. The decreases were driven primarily by an increase in volume on contracts with higher subcontractor and material costs, and an increase in indirect, general and administrative (IG&A) expenses, due in large part to various favorable overhead adjustments, which occurred in first quarter of 2019 but did not reoccur in the first quarter of 2020.

Critical Infrastructure Segment

	Three Months Ended		Growth
	March 31, 2020	March 31, 2019	Dollars/ Percent	Percent
Revenue	$493,422	$481,593	$11,829	2%
Adjusted EBITDA	$28,787	$31,299	$(2,512)	-8%
Adjusted EBITDA margin	5.8%	6.5%	-0.7%	-10%

First quarter 2020 revenue increased $12 million, or 2.5%, compared to the prior year period. The increase was driven primarily by growth on existing contracts.

First quarter 2020 Critical Infrastructure Adjusted EBITDA including noncontrolling interests decreased by $3 million, or 8%, compared to the prior year period. Adjusted EBITDA margin including noncontrolling interests decreased to 5.8%. These decreases were primarily driven by lower equity in earnings from unconsolidated joint ventures.

First Quarter 2020 Key Performance Indicators

•	Book-to-bill ratio: 1.0x on net bookings of $966 million. Trailing twelve-month: 1.0x on net bookings of $4.0 billion.
•	Total backlog: $7.8 billion, a 9% decrease over the first quarter of 2019.
•

Cash flow used in operating activities: First quarter 2020: $119 million, compared to cash used in operating activities of $60 million in the first quarter of 2019. The outflow increase was primarily driven by costs related to previously disclosed pre-IPO long-term incentive compensation plans linked to the company’s share price.

•

Debt: total and net debt were $314 million and $195 million, respectively. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the first quarter of 2020 was 0.6x. The company defines net debt as total debt less cash and cash equivalents.

First Quarter 2020 Significant Contract Wins

Parsons continued to win large single-award contracts in its Federal Solutions segment. In addition, the company, won a prime position on a significant multiple-award indefinite-delivery/indefinite-quantity (IDIQ) contact and a large joint venture project.

•	Awarded a contract valued at approximately $180 million for security work by a classified customer.
•

Awarded a $109 million contract by the General Services Administration’s Special Programs Division to provide program, design and construction management services for a wide range of Federal Customers Nationwide.

•

Awarded a $91 million contract with the Air Force research laboratory to perform functional onsite training, demonstrations, enhancements, modifications, integration, testing, and deployment of technologies.

•

Awarded classified contracts valued at approximately $60 million to provide cyber, operational software development work, security assessment, and protection of systems and critical infrastructure worldwide.

Recent Additional Corporate Highlights

Parsons continues to be recognized for its Ethics and IT leadership. In addition, the company launched a touchless, biometrics sensing product suite and established a partnership with Adaptive Launch Solutions (ALS) to further its position within the Space market. Parsons also published its latest Corporate Social Responsibility (CSR) report, highlighting its initiatives to making the world a better place.

•

Launched DetectWise™, a product suite that includes contactless, mobile health screening kiosks, modular testing and decontamination facilities to keep the public safe in high-traffic areas like airports, shopping malls, corporate buildings and sports stadiums. Parsons is re-inventing the personal screening process – leveraging innovative technologies, data analytics and artificial intelligence. Our scalable solutions will help ensure the economy remains stable and minimize future COVID or other virus events.

•

Named by Ethisphere, a global leader in defining and advancing the standards of ethical business practices, as one of the 2020 World's Most Ethical Companies®. The company has been honored with this recognition for 11 consecutive years.

•

Named to the CIO 100 list of the world's most innovative companies. The CIO 100 Award celebrates companies that are using IT in innovative ways to deliver business value, whether by creating competitive advantage, optimizing business processes, enabling growth or improving relationships with customers.

•	Established a strategic partnership with ALS for launch and space system engineering, operations, and integration opportunities with the U.S. government and commercial customers.
•

Parsons’ Creative Services team was recognized by the Association of Marketing & Communication professionals with seven Hermes awards. The awards include Platinum recognition for the company’s Brand Refresh, Annual Report and Parsons.com and Gold level recognition for our 24 Foundation infographic, “Do More of What You Love” ESOP campaign, and National Cybersecurity Awareness Month infographic. The team also received an honorable mention for the Data Privacy Day infographic. These wins are a testament to the innovative talent and inspiration of Parsons’ Creative Services team.

•

Published Parsons’ 2020 CSR report titled “Believe in Better” on April 22, Earth Day (located on Parsons.com). In addition to reporting on the company’s environmental, social and governance (ESG) accomplishments, the report highlights the company’s implementation of best practices and innovative approaches to creating value for stakeholders while enhancing the communities in which we live, work and play.

Fiscal Year 2020 Guidance

The company is reiterating the fiscal year 2020 guidance it issued on March 10, 2020, based on its financial results for the first quarter of 2020 and its current outlook for the remainder of year. The table below summarizes the company’s fiscal year 2020 guidance.

Fiscal Year 2020 Guidance
Revenue	$3.95 billion - $4.05 billion
Adjusted EBITDA including non-controlling interest	$330 million - $360 million
Cash Flow from Operating Activities	$230 million - $250 million

Net income guidance is not presented as the company believes market volatility in its share price and the resulting impact on the company’s equity-based compensation expense and net income will preclude the company from providing accurate projections for fiscal year 2020.

Conference Call Information

Parsons will host a conference call today, May 6, 2020, at 8:00 a.m. ET to discuss the financial results for its first quarter 2020.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners also may access a slide presentation on the website, which summarizes the company’s first quarter 2020 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 5395648.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through May 13, 2020 at +1 855-859-2056

(domestic) or +1 404-537-3406 (international) and entering passcode 5395648.

About Parsons Corporation

Parsons is a leading disruptive technology provider in the global defense, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of our addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. federal government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2019 on Form 10K, filed on March 10, 2020, and our other filings with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:Investor Relations:

Bryce McDevittDave Spille

Parsons CorporationParsons Corporation

(703) 797-3001(571) 655-8264

Bryce.McDevitt@Parsons.comDave.Spille@Parsons.com

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Revenue	$970,993	$904,405
Direct cost of contracts	769,632	714,237
Equity in earnings of unconsolidated joint ventures	6,114	10,397
Indirect, general and administrative expenses	183,774	177,519
Operating income	23,701	23,046
Interest income	228	477
Interest expense	(4,022)	(8,292)
Other income (expense), net	(452)	41
Total other income (expense)	(4,246)	(7,774)
Income before income tax expense	19,455	15,272
Income tax expense	(5,084)	(1,886)
Net income including noncontrolling interests	14,371	13,386
Net income attributable to noncontrolling interests	(1,398)	(3,645)
Net income attributable to Parsons Corporation	$12,973	$9,741
Earnings per share:
Basic	$0.13	$0.12
Diluted	$0.13	$0.12

Weighted average number shares used to compute basic and diluted EPS (in thousands) (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Basic weighted average number of shares outstanding	100,670	78,161
Dilutive common share equivalents	230	-
Diluted weighted average number of shares outstanding	100,899	78,161

PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents (including $43,227 and $51,171 Cash of consolidated joint ventures)	$119,299	$182,688
Restricted cash and investments	7,423	12,686
Accounts receivable, net (including $202,462 and $166,355 Accounts receivable of consolidated joint ventures, net)	758,225	671,492
Contract assets (including $27,081 and $26,458 Contract assets of consolidated joint ventures)	626,513	575,089
Prepaid expenses and other current assets (including $11,587 and $11,182 Prepaid expenses and other current assets of consolidated joint ventures)	90,512	84,454
Total current assets	1,601,972	1,526,409

Property and equipment, net (including $2,752 and $2,945 Property and equipment of consolidated joint ventures, net)	124,600	122,751
Right of use assets, operating leases	231,269	233,415
Goodwill	1,044,014	1,047,425
Investments in and advances to unconsolidated joint ventures	65,716	68,620
Intangible assets, net	237,028	259,858
Deferred tax assets	124,816	130,401
Other noncurrent assets	59,190	61,489
Total assets	$3,488,605	$3,450,368

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable (including $89,974 and $85,869 Accounts payable of consolidated joint ventures)	$235,381	$216,613
Accrued expenses and other current liabilities (including $90,632 and $74,857 Accrued expenses and other current liabilities of consolidated joint ventures)	625,729	639,863
Contract liabilities (including $39,217 and $32,638 Contract liabilities of consolidated joint ventures)	241,178	230,681
Short-term lease liabilities, operating leases	47,217	49,994
Income taxes payable	1,819	7,231
Total current liabilities	1,151,324	1,144,382
Long-term employee incentives	21,458	56,928
Long-term debt	314,401	249,353
Long-term lease liabilities, operating leases	206,760	203,624
Deferred tax liabilities	9,234	9,621
Other long-term liabilities	118,049	125,704
Total liabilities	1,821,226	1,789,612
Contingencies (Note 12)
Shareholders' equity (deficit):
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,440,701 and 146,440,701 shares issued; 22,271,174 and 21,772,888 public shares outstanding; 78,398,520 and 78,896,806 ESOP shares outstanding	146,441	146,441
Treasury stock, 45,771,008 shares at cost	(934,240)	(934,240)
Additional paid-in capital	2,652,227	2,649,975
Accumulated deficit	(206,052)	(218,025)
Accumulated other comprehensive loss	(23,114)	(14,261)
Total Parsons Corporation shareholders' equity	1,635,262	1,629,890
Noncontrolling interests	32,117	30,866
Total shareholders' equity	1,667,379	1,660,756
Total liabilities, redeemable common stock and shareholders' equity	$3,488,605	$3,450,368

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net income including noncontrolling interests	$14,371	$13,386
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	32,409	30,591
Amortization of debt issue costs	173	244
Gain on disposal of property and equipment	(104)	(27)
Provision for doubtful accounts	-	(279)
Deferred taxes	5,514	1,486
Foreign currency transaction gains and losses	1,383	618
Equity in earnings of unconsolidated joint ventures	(6,114)	(10,397)
Return on investments in unconsolidated joint ventures	6,551	10,794
Stock-based compensation	2,252	-
Contributions of treasury stock	14,871	12,250
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(91,734)	(17,135)
Contract assets	(52,346)	(46,984)
Prepaid expenses and current assets	(3,766)	(1,424)
Accounts payable	19,788	(28,182)
Accrued expenses and other current liabilities	(24,336)	(24,023)
Contract liabilities	11,416	14,884
Income taxes	(6,212)	(3,645)
Other long-term liabilities	(43,099)	(12,265)
Net cash used in operating activities	(118,983)	(60,108)
Cash flows from investing activities:
Capital expenditures	(12,637)	(11,041)
Proceeds from sale of property and equipment	485	135
Payments for acquisitions, net of cash acquired	-	(287,482)
Investments in unconsolidated joint ventures	(50)	(4,905)
Return of investments in unconsolidated joint ventures	-	2,234
Net cash used in investing activities	(12,202)	(301,059)
Cash flows from financing activities:
Proceeds from borrowings	131,500	290,000
Repayments of borrowings	(66,500)	(60,000)
Payments for debt costs and credit agreement	-	(286)
Contributions by noncontrolling interests	221	708
Distributions to noncontrolling interests	(360)	(18,986)
Purchase of treasury stock	-	(813)
Taxes paid on vested stock	(1,149)	-
Net cash provided by financing activities	63,712	210,623
Effect of exchange rate changes	(1,179)	(182)
Net decrease in cash, cash equivalents, and restricted cash	(68,652)	(150,726)
Cash, cash equivalents and restricted cash:
Beginning of year	195,374	281,195
End of period	$126,722	$130,469

Contract Awards (in thousands):

	Three Months Ended
	March 31, 2020	March 31, 2019
Federal Solutions	$615,690	$808,540
Critical Infrastructure	350,405	412,528
Total Awards	$966,095	$1,221,068

Backlog (in thousands):

	Fiscal Year Ended
	March 31, 2020	March 31, 2019
Federal Solutions:
Funded	$1,659,309	$1,028,207
Unfunded	3,395,617	4,083,388
Total Federal Solutions	5,054,926	5,111,595
Critical Infrastructure:
Funded	2,707,701	3,442,374
Unfunded	38,553	-
Total Critical Infrastructure	2,746,254	3,442,374
Total Backlog	$7,801,180	$8,553,969

Book-To-Bill Ratio:

	Three Months Ended
	March 31, 2020	March 31, 2019
Federal Solutions	1.3	1.9
Critical Infrastructure	0.7	0.9
Overall	1.0	1.4

Revenue by Business Line (Unaudited)

Effective January 1, 2020, the Company made changes to its business lines.  The table below presents the prior year information by quarter reclassified from the prior presentation.

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Revenue
Space & Geospatial Solutions	$45,757	$65,768	$49,944	$53,861
Cyber & Intelligence	72,549	80,489	91,854	104,193
Engineered Systems	145,618	167,276	180,172	175,203
Missile Defense & C5ISR	158,888	164,964	164,205	167,166
Federal Solutions revenues	422,812	478,497	486,175	500,423
Mobility Solutions	373,980	401,842	435,749	436,119
Connected Communities	107,613	109,403	101,353	100,846
Critical Infrastructure revenues	481,593	511,245	537,102	536,965
Total Revenue	$904,405	$989,742	$1,023,277	$1,037,388

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Operating Income, Adjusted Operating Margin, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions of Williams Electric, Polaris Alpha and  OGSystems, initial public offering transaction-related expenses, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered to non-operational in nature . These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net income attributable to Parsons Corporation	$12,973	$9,741
Interest expense, net	3,794	7,815
Income tax provision (benefit)	5,084	1,886
Depreciation and amortization (a)	32,409	30,591
Net income attributable to noncontrolling interests	1,398	3,645
Equity based compensation (b)	(7,721)	3,850
Transaction-related costs (c)	12,011	9,355
Restructuring (d)	(33)	2,218
Other (e)	581	2,923
Adjusted EBITDA	$60,496	$72,024

(a)

Depreciation and amortization for the three months ended March 31, 2020 and March 31, 2019 is $27.4 million and $24.8 million, respectively in the Federal Solutions Segment and $5.0 million and $5.8 million, respectively in the Critical Infrastructure Segment.

(b)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

(in thousands)	Three months ended
	March 31, 2020	March 31, 2019
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$31,617	$40,599
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	92	126
Federal Solutions Adjusted EBITDA including noncontrolling interests	$31,709	$40,725

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	27,357	27,676
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	1,430	3,623
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$28,787	$31,299

Total Adjusted EBITDA including noncontrolling interests	$60,496	$72,024

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net income attributable to Parsons Corporation	$12,973	$9,741
Acquisition related intangible asset amortization	22,699	20,906
Equity based compensation (a)	(7,721)	3,850
Transaction-related costs (b)	12,011	9,355
Restructuring (c)	(33)	2,218
Other (d)	581	2,923
Tax effect on adjustments	(7,568)	(488)
Adjusted net income attributable to Parsons Corporation	32,942	48,505
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	100,670	78,161
Weighted-average number of diluted shares outstanding	100,899	78,161
Adjusted net income attributable to Parsons Corporation per basic share	$0.33	$0.62
Adjusted net income attributable to Parsons Corporation per diluted share	$0.33	$0.62

(a)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(b)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.